Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 30, 2022, and each included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-1A, File No. 333-259184) of U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 1, 2022 with respect to the financial statements and financial highlights of U.S. Monthly Income Fund for Puerto Rico Residents, Inc., included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

One Manhattan West,

New York, NY 10001

March 30, 2022